Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	CONTACT:	978-619-1300
Thursday July 27, 2017		Michael T. Prior
Chief Executive Officer

Justin D. Benincasa
Chief Financial Officer

ATN Reports

Second Quarter 2017 Results

Second Quarter Financial Highlights:

•                  Revenues: $123.2 million

•                  Adjusted EBITDA(1): $38.2 million

•                  Operating income: $15.8 million

•                  Net income attributable to ATN’s stockholders: $5.9 million, or $0.36 per diluted share

•                  Cash flow from operating activities was $65.5 million for the first six months of 2017

Beverly, MA (July 27, 2017) — ATN (NASDAQ: ATNI) today reported results for the second quarter and six months ended June 30, 2017. Unless otherwise indicated, the discussion of the Company’s results is focused on its continuing operations, and comparisons are to the same period in the prior year.

Business Review and Outlook

“Our financial results continue to reflect the benefits of our strategy of managing a diversified infrastructure services portfolio, developed through acquisitions and organic growth,” noted Michael Prior, Chief Executive Officer.  “Year-on-year revenue growth was driven by the integration of our 2016 international telecom acquisitions, which more than offset decreases in U.S. Telecom revenues from the sale of our U.S. wireline business last quarter and continued pricing pressures in our wholesale business. Additionally, our legacy international telecom businesses continued to make progress in the second quarter, benefitting from ongoing initiatives to enhance customer offerings and improve operating margins.

“Adjusted EBITDA, as expected, was ahead of last year but lagged revenue growth due to the consolidation of the lower margin 2016 acquisitions and lower margins in our domestic wholesale business.

“In renewable energy, the performance of our domestic solar business was similar to the first quarter despite weather related production decreases in the Northeast.  In India, we have 40 megawatts operational and are awaiting final regulatory approval before booking the attendant revenues.

“Revenue caps now included in all of our major domestic wireless contracts preclude our ability to offset reduced pricing with growing data usage.  As a result, we expect third quarter U.S. Telecom revenues to be similar to those of the second quarter and the fourth quarter to be lower given the typical seasonality.   In early 2018 we expect one of our carrier customers to exercise its purchase option to acquire 100 of our sites.  The sale of these sites, which is our only remaining option arrangement, together with the impact of the revenue caps and a current lack of footprint expansion opportunities, is expected to result in 2018 revenue for the segment of $105 to $115 million.  The impact on 2018 results should be offset in part by reduced operating expenses and lower capital expenditures in both the U.S. and International Telecom segments. The resulting cash flows will provide us with additional balance sheet capacity as we explore opportunities to further build and diversify our portfolio of operating companies.”

Second Quarter 2017 Financial Results

Second quarter 2017 revenues were $123.2 million, a 23% increase from the $100.0 million reported for the second quarter of 2016. Revenue growth for the quarter was primarily from a $31.0 million increase in our International Telecom segment revenues which in turn was mainly due to the impact of the 2016 Bermuda and U.S. Virgin Islands acquisitions. Adjusted EBITDA(1) for the second quarter was $38.2 million, 11% above the prior year period, also from the impact of our 2016 acquisitions and improved operating results in existing International Telecom businesses, partially offset by a decline in U.S. Telecom and Renewable Energy operating results.  Operating income for the second quarter was $15.8 million which included an additional $5.8 million of depreciation and amortization mostly related to the 2016 acquisitions. Operating income is up $13.9 million over the same quarter last year which included the impact of transaction-related expenses, asset impairments and a bargain purchase gain.

Net income attributable to ATN’s stockholders for the second quarter was $5.9 million or $0.36 per diluted share, an increase over the prior year loss which included the one-time items noted above.

Revenues for the first six months of 2017 were $251.4 million, a 33% increase from the $189.7 million reported for the same period in 2016.  Adjusted EBITDA(1) for the first six months of 2017 was $80.3 million, an increase of 17% from the prior year.  Operating income of $33.6 million for the first six months of 2017 improved from the prior year’s $17.8 million as a result of the impact of the 2016 acquisitions and the transaction-related charges, impairments of assets and restructuring charges that reduced comparable 2016 results.  Net income attributable to ATN stockholders was $12.7 million or $0.78 per diluted share, an improvement from the $3.0 million and $0.19 per diluted share for the prior year period.

Second Quarter 2017 Operating Highlights

The Company has three reportable segments: (i) U.S. Telecom; (ii) International Telecom; and (iii) Renewable Energy.

U.S. Telecom

U.S. Telecom revenues consist mainly of wireless revenues from our voice and data wholesale roaming operations and our smaller retail operations in the Southwestern United States, as well as enterprise and wholesale wireline revenues.  Total U.S. Telecom segment revenues were $37.0 million in the second quarter of 2017, a 16% decrease from the $43.9 million reported in the second quarter of 2016.  U.S. Wireless revenues declined 8% to $34.5 million compared with $37.7 million in the prior year quarter, due mostly to lower contractual wholesale roaming rates and revenue caps.   U.S. Wireline revenues decreased to $2.1 million from $5.8 million in the prior year as a result the sale of our Northeastern U.S. wireline business in early March 2017. The Company ended the second quarter of 2017 with 1,041 domestic base stations in service compared to 905 at the end of last year’s second quarter.

(1)  See Table 5 for reconciliation of Net Income to Adjusted EBITDA.

U.S. Telecom Adjusted EBITDA(1) of $19.4 million in the second quarter of 2017 decreased 10% compared to the prior year’s $21.5 million.  The decrease was mainly due to the reduction in wireless revenues and to a lesser extent the sale of our wireline business partially offset by reductions in wireless operating expenses.

International Telecom

International Telecom consists of a broad range of information and communications services including wireline and wireless data, internet, voice and video service revenues from our operations in Bermuda and the Caribbean including the U.S. Virgin Islands. International Telecom revenues were $81.4 million in the second quarter of 2017, a 62% increase from the $50.4 million reported in the second quarter of 2016.  Our acquisitions in Bermuda and the U.S. Virgin Islands in 2016 together added $30.6 million of incremental revenues during the current quarter and were responsible for this increase.

International Telecom Adjusted EBITDA(1) of $23.9 million in the second quarter increased 55% from $15.4 million in the prior year period.  The increase is the result of the impact of the 2016 acquisitions and improved year over year operating results in some legacy markets.

Renewable Energy

Renewable Energy segment revenues are generated principally by the sale of energy and solar renewable energy credits from our 28 commercial solar projects in the United States.  For the second quarter of 2017, revenues from our renewable energy business were $4.9 million, down 14% from the $5.7 million in the prior year mostly due to the expiration of certain renewable energy credits.  Adjusted EBITDA(1) for the Renewable Energy segment was $2.7 million in the second quarter, down $1.1 million from the prior year quarter due to the expiration of the renewable energy revenue credits and increased operating expenses from the ramp up of our solar business in India ahead of the offsetting revenue.

Balance Sheet and Cash Flow Highlights

Cash and cash equivalents at June 30, 2017 were $231.6 million.  In addition, the Company held $7.8 million of short-term investments and $16.9 million of restricted cash.  Net cash provided by operating activities was $65.5 million for the first six months of 2017, compared with $50.7 million for the first six months of 2016.    The increase in net cash provided by operating activities is due to the 2017 growth in revenue as a result of the 2016 acquisitions in the U.S. Virgin Islands and Bermuda, partially offset by the net impact of 2016 transaction-related charges and impairments of assets, and changes in working capital.  During the first six months of 2017, the Company received $22.6 million from the sale of its U.S. wireline business as well as the sales of other smaller international telecom business lines and paid an additional $36.8 million to purchase U.S. spectrum licenses.  Capital expenditures were $78.5 million for the first six months of 2017. The Company expects full year 2017 capital expenditures for its domestic and international telecom businesses to be between the $95 million to $115 million range estimated at the end of last year.  Expenditures include major network expansions and upgrades in multiple markets, including the recently acquired Bermuda and U.S. Virgin Islands businesses, and therefore are higher than what we would consider to be ordinary course capital expenditures.  These projects include extensive fiber builds and upgrades as well as market-wide mobile data network upgrades.  Once complete, we expect aggregate capital expenditures in existing telecom markets to decline significantly in 2018.  In addition, capital expenditures for our renewable energy business are expected to be in the range of $30 million to $45 million for the full year 2017, primarily related to ongoing construction of our solar projects in India.

Conference Call Information

ATN will host a conference call on Friday, July 28, 2017 at 8:15 a.m. Eastern Time (ET) to discuss its second quarter 2017 results. The call will be hosted by Michael Prior, President and Chief Executive Officer, and Justin Benincasa, Chief Financial Officer. The dial-in numbers are US/Canada: (877) 734-4582 and International: (678) 905-9376, conference ID 55443462. A replay of the call will be available at ir.atni.com beginning at 1:00 p.m. (ET) on Friday, July 28, 2017.

About ATN

ATN International, Inc. (Nasdaq:ATNI), headquartered in Beverly, Massachusetts, provides telecommunications services to rural, niche and other under-served markets and geographies in the United States, Bermuda and the Caribbean and owns and operates solar power systems in various locations in the United States and India. Through our operating subsidiaries, we (i) provide both wireless and wireline connectivity to residential and business customers, including a range of mobile wireless solutions, high speed internet services, video services and local exchange services, (ii) provide distributed solar electric power to corporate, utility and municipal customers and (iii) are the owner and operator of terrestrial and submarine fiber optic transport systems. For more information, please visit www.atni.com.

Cautionary Language Concerning Forward Looking Statements

This press release contains forward-looking statements relating to, among other matters, our future financial performance and results of operations; the competitive environment in our key markets, demand for our services and industry trends; the pace of expansion and improvement of our telecommunications network and renewable energy operations including our level of estimated future capital expenditures and our realization of the benefits of these investments ; the anticipated timing of our build schedule and the commencement of energy production of our India renewable energy projects; and management’s plans and strategy for the future. These forward-looking statements are based on estimates, projections, beliefs, and assumptions and are not guarantees of future events or results.  Actual future events and results could differ materially from the events and results indicated in these statements as a result of many factors, including, among others, (1)  our ability to operate our newly acquired businesses in Bermuda and the U.S. Virgin Islands and both integrate these operations into our existing operations and execute planned network expansions and upgrades; (2) the general performance of our operations, including operating margins, revenues, capital expenditures, and the future growth and retention of our major customers and subscriber base and consumer demand for solar power; (3) government regulation of our businesses, which may impact our FCC and other telecommunications licenses or our renewables business; (4) economic, political and other risks facing our operations; (5) our ability to maintain favorable roaming arrangements; (6) our ability to efficiently and cost-effectively upgrade our networks and IT platforms to address  rapid and significant technological changes in the telecommunications industry; (7) the loss of or an inability to recruit skilled personnel in our various jurisdictions, including key members of management; (8) our ability to find investment or acquisition or disposition opportunities that fit our strategic goals for the Company; (9) increased competition; (10) our ability to expand our renewable energy business; (11) our reliance on a limited number of key suppliers and vendors for timely supply of equipment and services relating to our network infrastructure; (12) the adequacy and expansion capabilities of our network capacity and customer service system to support our customer growth; (13) the occurrence of weather events and natural catastrophes; (14) our continued access to capital and credit markets; (15) the risk of currency fluctuation for those markets in which we operate and (16) our ability to realize the value that we believe exists in our businesses.  These and other additional factors that may cause actual future events and results to differ materially from the events and results indicated in the forward-looking statements above are set forth more fully under Item 1A “Risk Factors” of the Company’s Annual Report on Form 10-K for the year ended December 31, 2016, filed with the SEC on March 1, 2017 and the other reports we file from time to time with the SEC.  The Company undertakes no obligation and has no intention to update these forward-looking statements to reflect actual results, changes in assumptions or changes in other factors that may affect such forward-looking statements.

Use of Non-GAAP Financial Measures

In addition to financial measures prepared in accordance with generally accepted accounting principles (GAAP), this press release also contains non-GAAP financial measures. Specifically, ATN has presented an Adjusted EBITDA measure.  Adjusted EBITDA is defined as net income attributable to ATN stockholders before bargain purchase gain, impairment of long-lived assets, restructuring charges, interest, taxes, depreciation and amortization, transaction-related charges, other income or expense, and net income attributable to non-controlling interests.    The Company believes that the inclusion of this non-GAAP financial measure helps investors gain a meaningful understanding of the Company’s core operating results and enhances comparing such performance with prior periods. ATN’s management uses these non-GAAP measures, in addition to GAAP financial measures, as the basis for measuring our core operating performance and comparing such performance to that of prior periods. The non-GAAP financial measure included in this press release is not meant to be considered superior to or a substitute for results of operations prepared in accordance with GAAP. Reconciliations of these non-GAAP financial measures used in this press release to the most directly comparable GAAP financial measure is set forth in the text of, and the accompanying tables to, this press release.

Table 1

ATN International, Inc.

Unaudited Condensed Consolidated Balance Sheets

(in Thousands)

	June 30,	December 31,
	2017	2016
Assets:
Cash and cash equivalents	$231,640	$269,721
Restricted cash	714	524
Short-term investments	7,755	9,237
Other current assets	104,226	87,887

Total current assets	344,335	367,369

Long-term restricted cash	16,157	18,113
Property, plant and equipment, net	649,734	647,712
Goodwill and other intangible assets, net	171,945	126,193
Other assets	19,305	38,831

Total assets	$1,201,476	$1,198,218

Liabilities and Stockholders’ Equity:
Current portion of long-term debt	$9,850	$12,440
Taxes payable	8,326	13,531
Other current liabilities	133,715	124,134

Total current liabilities	151,891	150,105

Long-term debt, net of current portion	$149,832	$144,383
Deferred income taxes	48,526	46,622
Other long-term liabilities	30,777	47,939

Total long-term liabilities	229,135	238,944

Total liabilities	381,026	389,049

Total ATN International, Inc.’s stockholders’ equity	681,709	677,055
Non-controlling interests	138,741	132,114

Total equity	820,450	809,169

Total liabilities and stockholders’ equity	$1,201,476	$1,198,218

Table 2

ATN International, Inc.

Unaudited Condensed Consolidated Statements of Operations

(in Thousands, Except per Share Data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016
Revenues:
Wireless	$54,460	$57,088	$110,690	$115,965
Wireline	61,459	33,976	125,259	56,421
Renewable energy	4,891	5,562	9,791	11,151
Equipment and other	2,435	3,365	5,620	6,139
Total revenue	123,245	99,991	251,360	189,676

Operating expenses:
Termination and access fees	27,915	23,797	58,372	43,514
Engineering and operations	19,362	10,739	39,029	21,249
Sales, marketing and customer service	8,715	7,681	17,737	13,437
Equipment expense	3,008	4,133	5,553	7,362
General and administrative	26,000	19,298	50,349	35,670
Transaction-related charges	148	10,410	826	14,065
Restructuring charges	—	1,785	—	1,785
Depreciation and amortization	22,254	16,493	44,747	31,047
Impairment of long-lived asset	—	11,076	—	11,076
Bargain purchase gain	—	(7,304)	—	(7,304)
(Gain) Loss on disposition of long-lived assets	—	(29)	1,111	(29)
Total operating expenses	107,402	98,079	217,724	171,872

Operating income	15,843	1,912	33,636	17,804

Other income (expense):
Interest expense, net	(1,806)	(716)	(3,836)	(1,194)
Loss on deconsolidation of subsidiary	—	—	(529)	—
Other expense	(532)	(137)	(1,053)	(123)
Other expense, net	(2,338)	(853)	(5,418)	(1,317)

Income before income taxes	13,505	1,059	28,218	16,487
Income tax expense	2,596	2,945	5,724	7,576

Net Income (Loss)	10,909	(1,886)	22,494	8,911

Net Income (Loss) attributable to non-controlling interests, net	(5,026)	(1,200)	(9,751)	(5,877)

Net Income (Loss) attributable to ATN International, Inc. stockholders	$5,883	$(3,086)	$12,743	$3,034

Basic net income per weighted average share attributable to ATN International, Inc. stockholders:

Net Income (Loss)	$0.36	$(0.19)	$0.79	$0.19

Diluted net income per weighted average share attributable to ATN International, Inc. stockholders:

Net Income (Loss)	$0.36	$(0.19)	$0.78	$0.19

Weighted average common shares outstanding:
Basic	16,195	16,145	16,176	16,118
Diluted	16,274	16,145	16,263	16,221

Table 3

ATN International, Inc.

Unaudited Condensed Consolidated Cash Flow Statement

(in Thousands)

	Six Months Ended June 30,
	2017	2016

Net income	$22,494	$8,911
Depreciation and amortization	44,747	31,047
Stock-based compensation	3,786	3,633
Loss (Gain) on disposition of long-lived assets	1,111	(29)
Loss on deconsolidation of subsidiary	529	—
Equity in earnings	2,033	—
Bargain purchase gain	—	(7,304)
Impairment of long-lived assets	—	11,076
Deferred income taxes	—	(8,775)
Change in prepaid and accrued income taxes	(4,502)	15,294
Change in other operating assets and liabilities	(6,370)	(3,469)
Other non-cash activity	1,639	336

Net cash provided by operating activities	65,467	50,720

Capital expenditures	(78,549)	(42,727)
Acquisition of businesses, net of acquired cash of $0 and $8.3 million	(1,178)	(29,719)
Sale of business, net of transferred cash of $2.1 million	22,597	—
Purchases of spectrum licenses and other intangible assets, including deposits	(36,832)	(10,860)
Purchase of securities	—	(2,000)
Acquisition of non-controlling interest in subsidiary	—	(7,045)
Proceeds from sale of investments	2,761	—
Change in restricted cash	1,756	1,134

Net cash used in investing activities	(89,445)	(91,217)

Dividends paid on common stock	(10,992)	(10,311)
Distributions to non-controlling interests	(3,373)	(4,302)
Principal repayments of term loan	(5,447)	(4,759)
Proceeds from new borrowings	8,571	—
Purchases of common stock	(2,186)	(1,986)
Investments made by minority shareholders in consolidated affiliates	122	21,904
Other	(1,005)	164

Net cash provided by (used in) financing activities	(14,310)	710

Effect of foreign currency exchange rates on cash and cash equivalents	207	—

Net change in cash and cash equivalents	(38,081)	(39,787)

Cash and cash equivalents, beginning of period	269,721	392,045

Cash and cash equivalents, end of period	$231,640	$352,258

Table 4

ATN International, Inc.

Selected Segment Financial Information

(In Thousands)

For the three months ended June 30, 2017 is as follows:

	U.S. Telecom	International Telecom	Renewable Energy	Corporate and Other *	Total

Statement of Operations Data:
Revenue
Wireless	$34,505	$19,955	$—	$—	$54,460
Wireline	2,057	59,402	—	—	61,459
Renewable Energy	—	—	4,891	—	4,891
Equipment and Other	416	2,013	6	—	2,435
Total Revenue	$36,978	$81,370	$4,897	$—	$123,245

Operating Income (Loss)	$13,147	$10,805	$846	$(8,955)	$15,843

Non-controlling interest ( net income or (loss) )	$(1,756)	$(3,024)	$(246)	$—	$(5,026)

Non GAAP measure:
Adjusted EBITDA	$19,393	$23,939	$2,676	$(7,763)	$38,245

Balance Sheet Data (at June 30, 2017):
Cash, cash equivalents and investments	$14,353	$98,684	$18,679	$107,679	$239,395
Total current assets	43,730	152,351	27,209	121,045	344,335
Fixed assets, net	102,532	374,748	156,503	15,951	649,734
Total assets	205,968	602,990	201,785	190,733	1,201,476
Total current liabilities	44,733	76,896	15,134	15,128	151,891
Total debt	—	95,446	64,236	—	159,682

ATN International, Inc.

Selected Segment Financial Information

(In Thousands)

For the three months ended June 30, 2016 is as follows:

	U.S. Telecom	International Telecom	Renewable Energy	Corporate and Other *	Total
Statement of Operations Data:
Revenue
Wireless	$37,655	$19,433	$—	$—	$57,088
Wireline	5,811	28,165	—	—	33,976
Renewable Energy	—	—	5,562	—	5,562
Equipment and Other	480	2,765	120	—	3,365
Total Revenue	$43,946	$50,363	$5,682	$—	$99,991

Operating Income (Loss)	$4,797	$9,259	$(3,618)	$(8,526)	$1,912

Non-controlling interest ( net income or (loss) )	$(1,266)	$478	$(412)	$—	$(1,200)

Non GAAP measure:
Adjusted EBITDA	$21,482	$15,420	$3,809	$(6,368)	$34,343

*  Corporate and Other refer to corporate overhead expenses and consolidating adjustments

ATN International, Inc.

Selected Segment Financial Information

(In Thousands)

For the six months ended June 30, 2017 is as follows:

	U.S. Telecom	International Telecom	Renewable Energy	Corporate and Other *	Total

Statement of Operations Data:
Revenue
Wireless	$71,668	$39,022	$—	$—	$110,690
Wireline	8,108	117,151	—	—	125,259
Renewable Energy	—	—	9,791	—	9,791
Equipment and Other	995	4,487	138	—	5,620
Total Revenue	$80,771	$160,660	$9,929	$—	$251,360

Operating Income (Loss)	$28,533	$20,771	$2,287	$(17,955)	$33,636

Non-controlling interest ( net income or (loss) )	$(4,153)	$(5,033)	$(565)	$—	$(9,751)

Non GAAP measure:
Adjusted EBITDA	$42,561	$46,901	$5,571	$(14,713)	$80,320

Statement of Cash Flow Data:
Capital expenditures	$12,602	$37,119	$25,535	$3,293	$78,549

ATN International, Inc.

Selected Segment Financial Information

(In Thousands)

For the six months ended June 30, 2016 is as follows:

	U.S. Telecom	International Telecom	Renewable Energy	Corporate and Other *	Total

Statement of Operations Data:
Revenue
Wireless	$77,119	$38,846	$—	$—	$115,965
Wireline	11,857	44,564	—	—	56,421
Renewable Energy	—	—	11,151	—	11,151
Equipment and Other	1,169	4,850	120	—	6,139
Total Revenue	$90,145	$88,260	$11,271	$—	$189,676

Operating Income (Loss)	$21,579	$16,959	$(3,555)	$(17,179)	$17,804

Non-controlling interest ( net income or (loss) )	$(2,853)	$(1,875)	$(1,149)	$—	$(5,877)

Non GAAP measure:
Adjusted EBITDA	$43,884	$29,497	$8,051	$(12,988)	$68,444

Statement of Cash Flow Data:
Capital expenditures	$16,447	$22,283	$242	$3,755	$42,727

*  Corporate and Other refer to corporate overhead expenses and consolidating adjustments

ATN International, Inc.

Selected Segment Financial Information

(In Thousands)

At December 31, 2016 is as follows:

	U.S. Telecom	International Telecom	Renewable Energy	Corporate and Other *	Total

Balance Sheet Data:
Cash, cash equivalents and investments	$22,235	$97,681	$27,378	$131,664	$278,958
Total current assets	50,983	143,201	37,440	135,745	367,369
Fixed assets, net	129,274	372,741	130,268	15,429	647,712
Total assets	240,006	597,454	190,253	170,505	1,198,218
Total current liabilities	23,162	95,502	12,603	18,838	150,105
Total debt	—	91,316	65,507	—	156,823

*  Corporate and Other refer to corporate overhead expenses and consolidating adjustments

ATN International, Inc.

Selected Segment Operational Data

	Quarter ended
	December 31,	March 31,	June 30,
	2016 *	2017	2017

U.S. Telecom Operational Data:
Wireless - Total Domestic Base Stations	1,006	1,019	1,041

International Telecom Operational Data:
Wireline - Voice / Access lines	179,700	176,900	174,600
Wireline - Data Subscribers	97,400	99,900	101,700
Wireline - Video Subscribers	54,600	53,800	52,900
Wireless - Subscribers	304,700	302,900	302,900

* Adjusted subscriber counts for the sale of St Maarten and transfer of ownership of Aruba business

Table 5

ATN International, Inc.

Reconciliation of Non-GAAP Measures

(In Thousands)

Reconciliation of Net Income to Adjusted EBITDA for the Three Months Ended June 30, 2017 and 2016

Three Months Ended June 30, 2017

	U.S. Telecom	International Telecom	Renewable Energy	Corporate and Other *	Total

Net Income attributable to ATN International, Inc. stockholders					$5,883
Net Income (Loss) attributable to non-controlling interests, net of tax					5,026
Income tax expense					2,596
Other expense, net					532
Interest expense, net					1,806
Operating income	$13,147	$10,805	$846	$(8,955)	$15,843
Depreciation and amortization	6,246	13,134	1,830	1,044	22,254
Transaction-related charges	—	—	—	148	148
Adjusted EBITDA	$19,393	$23,939	$2,676	$(7,763)	$38,245

Three Months Ended June 30, 2016

	U.S. Telecom	International Telecom	Renewable Energy	Corporate and Other *	Total

Net Income (Loss) attributable to ATN International, Inc. stockholders					$(3,086)
Net Income (Loss) attributable to non-controlling interests, net of tax					1,200
Income tax expense					2,945
Other expense, net					137
Interest expense, net					716
Operating income	$4,797	$9,259	$(3,618)	$(8,526)	$1,912
Depreciation and amortization	5,609	8,209	1,207	1,468	16,493
Impairment of long-lived asset	11,076	—	—	—	11,076
Bargain purchase gain	—	(7,304)	—	—	(7,304)
Gain on disposition of long-lived assets	—	(29)	—	—	(29)
Restructuring charges	—	1,785	—	—	1,785
Transaction-related charges	—	3,500	6,220	690	10,410
Adjusted EBITDA	$21,482	$15,420	$3,809	$(6,368)	$34,343

*  Corporate and Other refer to corporate overhead expenses and consolidating adjustments

Reconciliation of Net Income to Adjusted EBITDA for the Six Months Ended June 30, 2017 and 2016

Six Months Ended June 30, 2017

	U.S. Telecom	International Telecom	Renewable Energy	Corporate and Other *	Total

Net Income attributable to ATN International, Inc. stockholders					$12,743
Net Income (Loss) attributable to non-controlling interests, net of tax					9,751
Income tax expense					5,724
Loss on deconsolidation of subsidiary					529
Other expense, net					1,053
Interest expense, net					3,836
Operating income	$28,533	$20,771	$2,287	$(17,955)	$33,636
Depreciation and amortization	12,797	26,250	3,284	2,416	44,747
(Gain) loss on disposition of long-lived asset	1,231	(120)	—	—	1,111
Transaction-related charges	—	—	—	826	826
Adjusted EBITDA	$42,561	$46,901	$5,571	$(14,713)	$80,320

Six Months Ended June 30, 2016

	U.S. Telecom	International Telecom	Renewable Energy	Corporate and Other *	Total

Net Income (Loss) attributable to ATN International, Inc. stockholders					$3,034
Net Income (Loss) attributable to non-controlling interests, net of tax					5,877
Income tax expense					7,576
Other income, net					123
Interest expense, net					1,194
Operating income	$21,579	$16,959	$(3,555)	$(17,179)	$17,804
Depreciation and amortization	11,229	14,586	2,415	2,817	31,047
Impairment of long-lived asset	11,076	—	—	—	11,076
Bargain purchase gain	—	(7,304)	—	—	(7,304)
Gain on disposition of long-lived assets	—	(29)	—	—	(29)
Restructuring charges	—	1,785	—	—	1,785
Transaction-related charges	—	3,500	9,191	1,374	14,065
Adjusted EBITDA	$43,884	$29,497	$8,051	$(12,988)	$68,444

*  Corporate and Other refer to corporate overhead expenses and consolidating adjustments